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                                                                   EXHIBIT 99.1

                               For:              Capstone Capital Corporation

                               Contact:          Malcolm E. McVay
                                                 Chief Financial Officer
                                                 205-967-2092

FOR IMMEDIATE RELEASE                            Edward Bisno/Jill Ruja
                                                 Media Contact: David Sassoon
                                                 Morgen-Walke Associates
                                                 212-850-5600

                     CAPSTONE CAPITAL CORPORATION ANNOUNCES
                   RECORD FOURTH QUARTER AND YEAR-END RESULTS

                -INVESTMENT PORTFOLIO MORE THAN DOUBLES IN 1997-
                    -INCREASES DIVIDEND TO $0.485 PER SHARE-
            -16.24% OF 1997 COMMON DIVIDENDS ARE RETURN OF CAPITAL-

         Birmingham, Alabama, January 21, 1998 - Capstone Capital Corporation (NYSE: CCT) today announced record operating results for the fourth quarter and year ended December 31, 1997. The Company also announced that their investment portfolio has grown 102% from $354.5 million to $716.0 million during 1997. In addition, Capstone's Board of Directors has approved a $0.005 per share increase in its quarterly cash dividend to $0.485 per share. The dividend is payable on February 16, 1998 to shareholders of record on February 2, 1998.

         Revenues for the quarter ended December 31, 1997 increased 76% to $17.6 million, compared to $10.0 million for the fourth quarter of 1996. Net income available to common stockholders for the period increased 42% to $7.8 million, or $0.47 per share basic and $0.46 per share diluted compared to $5.5 million, or $0.43 per share basic and $0.41 per share diluted, for the year ago quarter. Funds from operations for the quarter were $9.2 million, or $0.55 per share basic and $0.53 per share diluted, a 38% increase over the $6.5 million, or $0.51 per share basic and $0.49 per share diluted, for the 1996 fourth quarter.

                                     -more-


         For the twelve month period, revenues increased 59% to $57.2 million, compared to the $36.0 million the Company reported for the twelve months of 1996. Net income available to


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common stockholders for the period increased 47% to $27.8 million, or $1.76 per share basic and $1.75 per share diluted, over the $18.9 million, or $1.71 per share basic and $1.68 per share diluted, for the similar period a year ago. Funds from operations for the twelve month period increased 49% to $33.6 million, or $2.13 per share basic and $2.10 per share diluted, compared to $22.6 million, or $2.04 per share basic and $1.97 per share diluted, reported for the comparable period a year ago.

         Additionally, the Company announced that 16.242% of common stockholders' 1997 dividends are a return of capital; therefore, not currently subject to federal or state income tax as ordinary income.

         John W. McRoberts, President and Chief Executive Officer, commented, "1997 marks a year of significant milestones for Capstone Capital as we have more than doubled the size of our investment portfolio. In addition, we have added key personnel to support our growth, successfully completed our first development projects, and had our credit rating upgraded."

         Capstone Capital Corporation is a self-administered real estate investment trust (REIT) which currently owns, leases and provides mortgage financing for 152 healthcare related properties located in 28 states that are diversified as to operator, facility type and healthcare segment.

                               (Table to Follow)




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Page 3

                          CAPSTONE CAPITAL CORPORATION
                              FINANCIAL HIGHLIGHTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                   QUARTER ENDED               TWELVE MONTHS ENDED
                                                                   -------------               -------------------
                                                              12/31/97       12/31/96        12/31/97        12/31/96
                                                              --------       --------        --------        --------
Revenues:
      Rental Income                                           $13,420        $ 9,038         $46,161         $31,960
      Mortgage interest income and other income                 4,129            914          11,018           3,992
                                                              -------        -------         -------         -------
   Total Revenues                                              17,549          9,952          57,179          35,952
                                                              -------        -------         -------         -------
Expenses:
      General and administrative                                  774            454           2,902           1,677
      Depreciation and amortization                             2,840          1,696           9,484           6,315
      Interest                                                  4,381          2,210          14,769           8,812
      Property operations                                         682            136           1,143             234
                                                              -------        -------         -------         -------
   Total expenses                                               8,677          4,496          28,298          17,038
                                                              -------        -------         -------         -------
Net income                                                      8,872          5,456          28,881          18,914
Less: Preferred stock dividends paid                           -1,109              0          -1,109               0
                                                              -------        -------         -------         -------
Net income available to common stockholders                   $ 7,763        $ 5,456         $27,772         $18,914
                                                              =======        =======         =======         =======

Funds from operations                                         $ 9,179        $ 6,519         $33,635         $22,633
                                                              =======        =======         =======         =======

Per share amounts (basic):

      Net income                                              $  0.47        $  0.43         $  1.76         $  1.71
      Funds from operations                                   $  0.55        $  0.51         $  2.13         $  2.04
Per share amounts (diluted):

      Net income                                              $  0.46        $  0.41         $  1.75         $  1.68
      Funds from operations                                   $  0.53        $  0.49         $  2.10         $  1.97

Dividends per share (1)                                       $ 0.485        $ 0.465         $ 1.910         $ 1.825

Weighted Average Shares Outstanding:

      Basic                                                    16,843         12,719          15,760          11,086
      Diluted                                                  17,106         14,014          16,346          13,159

(1) Dividends per share are those declared with respect to such period

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